Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Carolyn Brown	Thomas Donohue
Vice President	Vice President
Corporate Communications	Treasurer and Investor Relations
Barnes & Noble Education, Inc.	Barnes & Noble Education, Inc.
(908) 991-2967	(908) 991-2966
cbrown@bned.com	tdonohue@bned.com

Barnes & Noble Education Reports Fiscal 2016 Third Quarter Financial Results

Sales Increased 1.0% Year to Date

Sales Decreased 0.6% for the Third Quarter as Community College Enrollments Decline

Strategic Transactions Completed to Significantly Reduce Digital Spend While Expanding Digital Services

March 8, 2016, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), one of the largest contract operators of bookstores on college and university campuses across the United States and a leading provider of digital education services, today reported sales and earnings for the third quarter and year to date periods for fiscal 2016.

Fiscal year to date sales of $1,513.3 million increased $14.3 million, or 1.0%, as compared to the prior year period.

Third quarter sales of $518.4 million decreased $3.2 million, or 0.6%, as compared to the prior year period. The Company reported a net loss of $(3.6) million, including a non-cash impairment loss of $8.5 million, net of tax. Excluding the impairment loss, the Company reported non-GAAP net income of $4.9 million during the 13 weeks ended January 30, 2016 which is $3.8 million lower than the prior year period.

Comparable store sales decreased 4.1% for the quarter. Consistent with the past, the Spring Rush period extended beyond the quarter due to later school openings, as well as to the continued pattern of students buying course materials later in the semester. Factoring in the three additional weeks of February, comparable store sales decreased 2.9%, which is a slight improvement from similar comparable results for the second quarter.

“Course material sales for the Spring Rush period were adversely impacted by decreased enrollments in two year community colleges,” said Max J. Roberts, Chief Executive Officer of Barnes & Noble Education, Inc.

Comparable store sales excluding two year community colleges decreased by 2.2% for the quarter and 0.9% year to date; and factoring in the three additional Spring Rush weeks decreased 1.2% for the quarter and 0.5% year to date.

In an effort to reduce and manage digital expenditures, while at the same time maintaining high quality digital products, the Company has taken the following actions: the Company is closing its Yuzu® offices and eliminating staffing in California and Washington, resulting in non-cash impairment and restructuring charges; the Company worked with VitalSource, a part of the Ingram Content Group; and the Company acquired LoudCloud Systems, Inc.

The Company has established a long-term relationship with VitalSource, a global leader in building, enhancing and delivering digital content. This collaboration will allow the Company to significantly lower its future digital expenses. “Our relationship with VitalSource will provide for a seamless transition with a Yuzu branded product, ensuring students continue to have an excellent digital reading experience and access to a broad digital catalog,” said Mr. Roberts.

The acquisition of LoudCloud, a sophisticated digital platform and analytics provider with a proven product and existing clients in the higher education, for-profit and K-12 markets, positions the Company to be able to provide a robust digital learning platform to drive improved outcomes for students and to better serve its clients. LoudCloud’s current product capabilities include a competency based courseware platform, a learning analytics platform and services, an eReading product, and a learning management system (LMS). Its software captures and analyzes key behavioral and performance metrics from students, allowing educators to monitor and improve student success. The acquisition of LoudCloud closed on March 4, 2016 for a purchase price of $17.9 million and was financed completely with cash from operations.

“These actions give us the capabilities to offer digital products that our clients are demanding, improve our competitive position, and positively impact revenue and profitability,” said Mr. Roberts. “We expect these transactions to reduce our digital spend from $26 million in fiscal 2016 to approximately $13 million in fiscal 2017, resulting in $13 million of forecasted expense reduction.”

During the third quarter ended January 30, 2016, the Company recorded a non-cash impairment loss totaling $12.0 million ($8.5 million, net of the tax benefit), related to all of the capitalized content costs for the Yuzu eTextbook platform, and also an impairment of its investment in Flashnotes.

The Company expects to incur restructuring charges for severance, retention, and lease terminations of $7-$8 million in the fiscal fourth quarter of 2016 and $1-$2 million in the fiscal first quarter of 2017. It is expected that approximately $4.0 million of these fourth quarter charges will be non-cash.

Third Quarter and Nine Month 2016 Results
Results for the 13 and 39 weeks of fiscal 2016 and fiscal 2015 are as follows:

	13 and 39 Weeks Selected Data (unaudited)
$ in millions	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	2016	2015(1)	2016	2015(1)
Total Sales	$518.4	$521.6	$1,513.3	$1,499.0
Net (Loss) Income	$(3.6)	$8.7	$2.9	$19.4

Non-GAAP(2)
Adjusted EBITDA	$22.6	$26.9	$60.2	$70.9
Net Income excluding Impairment Loss	$4.9	$8.7	$11.4	$19.4

(1) Financials for fiscal 2015 have been presented on a carve-out basis.

(2) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures. During the 13 and 39 weeks ended January 30, 2016, we recorded a non-cash impairment loss totaling $12.0 million ($8.5 million net of the tax benefit), related to all of the capitalized content costs for the Yuzu® eTextbook platform, and also an impairment of its investment in Flashnotes.

The Company’s Adjusted EBITDA, excluding the impairment charge of $12.0 million, was $22.6 million for the quarter, as compared to $26.9 million in the prior year period, due primarily to reduced earnings from lower comparable store sales partially offset by positive earnings from net new stores.

Third quarter net loss was $(3.6) million, or $(0.07) per diluted share, compared to net income of $8.7 million, or $0.09 per diluted share, in the prior year period. The current year’s fiscal quarter has 48.1 million diluted shares outstanding, while the prior year period had 39.0 million shares outstanding. Excluding the impairment loss of $8.5 million, net of tax benefit, the Company reported non-GAAP net income of $4.9 million during the quarter, compared with net income of $8.7 million in the prior year period.

The current period reflects the dilution resulting from the issuance of additional shares of Barnes & Noble, Inc. common stock in connection with the previously disclosed Series J preferred shares by Barnes & Noble, Inc. in July 2015, prior to the legal separation from Barnes & Noble, Inc., partially offset by the share repurchase program announced in December 2015 of 906,732 shares in the quarter for $8.7 million.

Outlook
For fiscal year 2016, the Company expects its comparable store sales to be approximately 2.0% lower than the prior year which is in the outlook range previously provided. Also, the Company expects capital expenditures to be approximately $50 million.

Conference Call
A conference call with Barnes & Noble Education, Inc.’s senior management will be webcast at 10:00 a.m. Eastern Time on Tuesday, March 8, 2016 and can be accessed at Barnes & Noble Education, Inc.’s corporate website at www.bned.com.

Barnes & Noble Education, Inc. expects to report fiscal 2016 fourth quarter results on or about June 28, 2016.

EXPLANATORY NOTE

On February 26, 2015, Barnes & Noble, Inc. (“Barnes & Noble”) announced plans for the complete legal and structural separation of Barnes & Noble Education, Inc. (the “Company”) from Barnes & Noble (the “Spin-Off”). Under the Separation and Distribution Agreement between Barnes & Noble and the Company, Barnes & Noble planned to distribute all of its equity interest in us, consisting of all of the outstanding shares of our Common Stock, to Barnes & Noble’s stockholders on a pro rata basis. Following the Spin-Off, Barnes & Noble would not own any equity interest in us, and we would operate independently from Barnes & Noble.

On July 14, 2015, Barnes & Noble approved the final distribution ratio and declared a pro rata dividend of the outstanding shares of our Common Stock, par value $0.01 per share ("Common Stock"), to Barnes & Noble’s existing stockholders. The pro rata dividend was made on August 2, 2015 to the Barnes & Noble stockholders of record (as of July 27, 2015). Each Barnes & Noble stockholder of record received a distribution of 0.632 shares of our Common Stock for each share of Barnes & Noble common stock held on the record date.

On August 2, 2015, we completed the legal separation from Barnes & Noble, at which time we began to operate as an independent publicly-traded company. Our Common Stock began to trade on a “when-issued” basis on the NYSE under the symbol “BNED WI” beginning on July 23, 2015. On August 3, 2015, when-issued trading of our Common Stock ended, our Common Stock began “regular-way” trading under the symbol “BNED.”

The results of operations for the 39 weeks ended January 31, 2015 and the 13 weeks ended August 1, 2015 reflected in our condensed consolidated financial statements are presented on a stand-alone basis since we were still part of Barnes & Noble, Inc. until the consummation of the Spin-Off on August 2, 2015, and the results of operations for the 26 weeks ended January 30, 2016 reflected in our condensed consolidated financial statements are presented on a consolidated basis as we became a separate consolidated entity.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		39 weeks ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Sales:
Product sales and other	$457,126	$461,059	$1,359,848	$1,346,152
Rental income	61,297	60,495	153,422	152,845
Total sales	518,423	521,554	1,513,270	1,498,997
Cost of sales and occupancy:
Product and other cost of sales and occupancy	361,030	362,740	1,073,319	1,062,930
Rental cost of sales and occupancy	36,753	37,192	92,646	93,624
Total cost of sales and occupancy	397,783	399,932	1,165,965	1,156,554
Gross profit	120,640	121,622	347,305	342,443
Selling and administrative expenses	98,010	94,694	287,133	271,553
Depreciation and amortization	13,081	12,583	39,350	37,635
Impairment loss (non-cash) (a)	11,987	—	11,987	—
Operating (loss) income	(2,438)	14,345	8,835	33,255
Interest expense, net	711	30	1,268	49
(Loss) income before income taxes	(3,149)	14,315	7,567	33,206
Income tax expense	454	5,665	4,687	13,818
Net (loss) income	$(3,603)	$8,650	$2,880	$19,388

(Loss) Earnings per common share:
Basic	$(0.07)	$0.09	$0.06	$0.34
Diluted	$(0.07)	$0.09	$0.06	$0.34
Weighted average common shares outstanding:
Basic	48,088	38,924	45,907	37,955
Diluted	48,088	38,970	46,173	37,998

(a) For additional information, see Note (a) below of this Press Release.

Net (loss) income excluding impairment loss:
Net (loss) income (GAAP - as reported above)	$(3,603)	$8,650	$2,880	$19,388
Impairment loss (non-cash), net of tax benefit (a)	$8,490	$—	$8,490	$—
Net Income excluding Impairment loss (non-GAAP)	$4,887	$8,650	$11,370	$19,388

(a) As a result of the restructuring of our digital operations, during the 13 and 39 weeks ended January 30, 2016, we recorded a non-cash impairment loss totaling $12 million ($8.5 million net of tax benefit), related to all of the capitalized content costs for the Yuzu® eTextbook platform ($9 million), and recorded a non-recurring other than temporary loss related to an investment held at cost ($3 million).

	13 weeks ended		26 weeks ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Percentage of sales:
Sales:
Product sales and other	88.2%	88.4%	89.9%	89.8%
Rental income	11.8%	11.6%	10.1%	10.2%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy:
Product and other cost of sales and occupancy (a)	79.0%	78.7%	78.9%	79.0%
Rental cost of sales and occupancy (a)	60.0%	61.5%	60.4%	61.3%
Total cost of sales and occupancy	76.7%	76.7%	77.0%	77.2%
Gross profit	23.3%	23.3%	23.0%	22.8%
Selling and administrative expenses	18.9%	18.2%	19.0%	18.1%
Depreciation and amortization	2.5%	2.4%	2.6%	2.5%
Impairment loss (non-cash)	2.3%	—%	0.8%	—%
Operating (loss) income	(0.4)%	2.7%	0.6%	2.2%
Interest expense, net	0.1%	—%	0.1%	—%
(Loss) income before income taxes	(0.5)%	2.7%	0.5%	2.2%
Income tax expense	0.1%	1.1%	0.3%	0.9%
Net (loss) income	(0.6)%	1.6%	0.2%	1.3%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	January 30, 2016	January 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$126,909	$174,620
Receivables, net	183,133	188,477
Merchandise inventories, net	542,489	462,062
Textbook rental inventories	65,757	69,726
Prepaid expenses and other current assets	5,754	3,438
Short-term deferred tax assets, net	24,323	26,871
Total current assets	948,365	925,194
Property and equipment:
Buildings and leasehold improvements	167,280	152,817
Fixtures and equipment	354,797	328,779
	522,077	481,596
Less accumulated depreciation and amortization	408,573	376,863
Net property and equipment	113,504	104,733
Goodwill	274,070	274,070
Intangible assets, net	190,549	200,753
Other noncurrent assets	33,635	34,548
Total assets	$1,560,123	$1,539,298
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$507,731	$492,200
Accrued liabilities	199,655	190,794
Total current liabilities	707,386	682,994
Long-term deferred taxes, net	64,154	71,463
Other long-term liabilities	69,937	62,670
Total liabilities	841,477	817,127

Commitments and contingencies	—	—

Stockholders' equity:
Preferred membership interests	—	—
Parent company investment	—	722,171
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 48,294 and 0 shares, respectively; outstanding, 47,346 and 0 shares, respectively	483	—
Additional paid-in-capital	697,662	—
Retained earnings	29,798	—
Treasury stock, at cost	(9,297)	—
Total stockholders' equity	718,646	722,171
Total liabilities and stockholders' equity	$1,560,123	$1,539,298

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Adjusted EBITDA (Non-GAAP) Information
(In thousands)
(Unaudited)

	13 weeks ended		39 weeks ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Adjusted EBITDA	$22,630	$26,928	$60,172	$70,890
Subtract:
Depreciation and amortization	13,081	12,583	39,350	37,635
Interest expense, net	711	30	1,268	49
Income tax expense	454	5,665	4,687	13,818
Impairment loss (non-cash) (a)	11,987	—	11,987	—
Net (loss) income	$(3,603)	$8,650	$2,880	$19,388

(a) As a result of the restructuring of our digital operations, during the 13 and 39 weeks ended January 30, 2016, we recorded a non-cash impairment loss totaling $12 million ($8.5 million net of tax benefit), related to all of the capitalized content costs for the Yuzu® eTextbook platform ($9 million), and recorded a non-recurring other than temporary loss related to an investment held at cost ($3 million).

Use of Non-GAAP Financial Information

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measure of Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income).

The Company’s management reviews this non-GAAP measure internally to evaluate the Company’s performance and manage its operations.  The Company believes that the inclusion of Adjusted EBITDA results provides investors useful and important information regarding the Company’s operating results. The non-GAAP measure included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measure as required under Securities and Exchange Commission (the “SEC”)  rules regarding the use of non-GAAP financial measures.  The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Prospectus dated July15, 2015 and filed with the SEC on that date, which includes consolidated financial statements for each of the three years for the period ended May 2, 2015 (fiscal 2015, fiscal 2014 and fiscal 2013), the quarterly earnings release for the period ended August 1, 2015 included as part of the Company's Form 8-K dated September 9, 2015 and filed with the SEC on that date, the Company's Quarterly Report on Form 10-Q for the period ended August 1, 2015 filed with the SEC on September 10, 2015, and the Company's Quarterly Report on Form 10-Q for the period ended October 31, 2015 filed with the SEC on December 9, 2015.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Earnings Per Share
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		39 weeks ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Numerator for basic earnings per share:
Net (loss) income	$(3,603)	$8,650	$2,880	$19,388
Accretion of dividends on preferred stock	—	(5,192)	—	(6,077)
Less allocation of earnings to participating securities	—	(83)	(9)	(335)
Net (loss) income available to common shareholders	$(3,603)	$3,375	$2,871	$12,976

Numerator for diluted earnings per share:
Net (loss) income available to common shareholders	$(3,603)	$3,375	$2,871	$12,976
Accretion of dividends on preferred stock (a)	—	—	—	—
Allocation of earnings to participating securities	—	83	9	335
Less diluted allocation of earnings to participating securities	—	(83)	(9)	(334)
Net (loss) income available to common shareholders	$(3,603)	$3,375	$2,871	$12,977

Denominator for basic (loss) earnings per share:
Basic weighted average common shares (b)	48,088	38,924	45,907	37,955

Denominator for diluted earnings per share: (b) (c)
Basic weighted average common shares	48,088	38,924	45,907	37,955
Average dilutive restricted stock units	—	—	247	—
Average dilutive options	—	46	19	43
Diluted weighted average common shares	48,088	38,970	46,173	37,998

Earnings per common share:
Basic	$(0.07)	$0.09	$0.06	$0.34
Diluted	$(0.07)	$0.09	$0.06	$0.34

(a) The dilutive effect of the accretion of preferred membership interests for fiscal year 2015 were excluded from the calculation of earnings per share using the two-class method because the effect would be antidilutive.

(b) For periods prior to the Spin-Off from Barnes & Noble on August 2, 2015, Basic earnings per share and weighted-average basic shares outstanding are based on the number of shares of Barnes & Noble common stock outstanding as of the end of the period, adjusted for an assumed distribution ratio of 0.632 shares of our Common Stock for every one share of Barnes & Noble common stock held on the record date for the Spin-Off.

(c) For periods prior to the Spin-Off from Barnes & Noble on August 2, 2015, Diluted earnings per share and weighted-average diluted shares outstanding reflect potential common shares from Barnes & Noble equity plans in which our employees participated based on the distribution ratio.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED), one of the largest contract operators of bookstores on college and university campuses across the United States and a leading provider of digital education services, enhances the academic and social purpose of educational institutions. Through its Barnes & Noble College subsidiary, Barnes & Noble Education serves more than 5 million college students and their faculty through its 748 stores on campuses nationwide, delivering essential educational content and tools within a dynamic retail environment. Through its eTextbook platform Yuzu®, Barnes & Noble Education offers an excellent digital reading experience and access to a broad catalog of digital academic relevant titles. Barnes & Noble Education acts as a strategic partner to drive student success; provide value and support to students and faculty; and create loyalty and retention, all while supporting the financial goals of college and university partners.

General information on Barnes & Noble Education, Inc. can be obtained by visiting the Company’s corporate website: www.bned.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to Barnes & Noble Education and its business that are based on the beliefs of the management of Barnes & Noble Education as well as assumptions made by and information currently available to the management of Barnes & Noble Education. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to Barnes & Noble Education or the management of Barnes & Noble Education, identify forward-looking statements. Moreover, Barnes & Noble Education operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for the management of Barnes & Noble Education to predict all risks, nor can Barnes & Noble Education assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Barnes & Noble Education may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Such statements reflect the current views of Barnes & Noble Education with respect to future events, the outcome of which is subject to certain risks, including, among others: general competitive conditions, including actions our competitors may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their bookstore operations or change the operation of their bookstores; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; challenges to running our company independently from Barnes & Noble, Inc. (“Barnes & Noble”) now that the complete legal and structural separation of Barnes & Noble Education from Barnes & Noble (the “Spin-Off”) has been completed; the potential adverse impact on our business resulting from the Spin-Off; restructuring of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, including possible delays and unexpected challenges in the outsourcing and transition in our current Yuzu® platform to the Vital Source platform, integration of and deployment of, additional products and services, and further enhancements to, Yuzu® and any future higher education digital products, and the inability to achieve the expected cost savings; our ability to successfully implement our strategic initiatives including our ability to identify and execute upon additional acquisitions and strategic investments; technological changes; our international expansion could result in additional risks; changes to payment terms, return policies, the discount or margin on products or other terms with our suppliers; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of contracts; disruptions to our computer systems, data lines, telephone systems or supply chain, including the loss of suppliers; work stoppages or increases in labor costs; our ability to attract and retain employees; possible increases in shipping rates or interruptions in shipping service, effects of competition; obsolete or excessive inventory; product shortages; higher-than-anticipated store closings; changes in law or regulation; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations or tax-related proceedings or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in in Barnes & Noble Education’s Prospectus filed with the Securities and Exchange Commission (“SEC”) on July 15, 2015 and in Barnes & Noble Education’s other filings made hereafter from time to time with the SEC.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble Education or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble Education undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.